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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of the National Grid Group PLC to register one million American Depository Shares, of our report dated April 26, 1999 relating to the financial statements of the New England Electric System Companies Incentive Thrift Plan I, which appears in New England Electric System's annual report on Form U-5-S dated May 3, 1999.


s/ PricewaterhouseCoopers LLP



Boston, Massachusetts
March 22, 2000